EXHIBIT 2.G

                                                                CONFORMED COPY

                               LOCK-UP AGREEMENT

          LOCK-UP AGREEMENT, dated as of March 2, 2004 (this "Agreement"), between Eugenie Patri Sebastien SCA or EPS SCA, a corporation (societe en commandite par actions) duly incorporated and validly existing under the laws of Luxembourg having its registered office at 398 Route d'Esch, L-1471 Luxemburg, ("EPS") and BRC, a corporation (societe anonyme) duly incorporated and validly existing under the laws of Luxembourg, having its registered office at 73, cote d'Eich, L-1450, Luxembourg, ("BRC").

          Whereas, the parties and certain other parties named therein are, concurrently with the execution and delivery of this Agreement, entering into a Contribution and Subscription Agreement, dated as of the date hereof (the "Contribution and Subscription Agreement");

          WHEREAS, the parties confirm that they regard this Agreement as being in the corporate interest of Interbrew (the "Company");



          NOW, THEREFORE, the parties hereto hereby agree as follows:

          Section 1. Transfer Restrictions. EPS hereby agrees and shall cause the Belgian Founders Affiliates (as defined in the Shareholders' Agreement dated as of the date hereof constituting an exhibit to the Contribution and Subscription Agreement) while this Agreement is in effect, except as expressly contemplated under the Contribution and Subscription Agreement, not to sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift), directly or indirectly, or permit any lien, charge or other interest to exist on (collectively, "Transfer"), 72 million shares issued by the Company or any interest therein, or enter into any contract, option or other arrangement with respect to the Transfer (including any profit sharing or derivative arrangement having an economic effect similar to the Transfer) of any of such 72 million shares or any interest therein.

This undertaking remains in force until June 30, 2005.



          Section 2. Orderly Market. EPS undertakes, vis a vis BRC and the Company, to effect Transfer of shares issued by the Company in an orderly manner of disposition that does not disrupt the market for the shares of the Company.

EPS is free to Transfer shares below 1 million per week.

Above that level, EPS shall consult the CFO of the Company to ensure an orderly market of the shares.




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This undertaking enters in force on July 1, 2005 and shall remain valid for the duration of the Shareholders' Agreement.

This Lock-Up Agreement shall be notified by EPS to the Company in order to evidence the undertaking assumed by EPS vis a vis the Company as set forth in this Section 2.



          Section 3. Termination. This Agreement shall terminate on the earlier of (a) the date of termination of the Contribution and Subscription Agreement pursuant to Section 12.01 thereof and (b) the date provided in
Section 1 for the undertaking contained in such Section and the date provided in Section 2 for the undertaking contained in such Section.



          Section 4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Belgium.



          Section 5. Arbitration. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce in accordance with the procedures set forth in the Shareholders Agreement.



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     The parties to this Agreement have signed or have caused this Agreement on the date first written above, in three originals, each party acknowledging to have received one original.



                                         EPS,

                                          By /s/ Frederic de Mevius
                                             ---------------------------------


                                          By /s/ Alexandre Van Damme
                                             /s/ Charles Adriaenssen
                                             ---------------------------------


                                         BRC,

                                          By /s/ Jorge Paulo Lemann
                                             ---------------------------------


                                          By /s/ Roberto Moses Thompson Motta
                                             ---------------------------------




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